UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report

(Date of earliest event reported)

December 17, 2013

PRO-DEX, INC.

(Exact name of registrant as specified in its charter)

COLORADO	0-14942	84-1261240
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2361 McGaw Avenue

Irvine, California 92614

(Address of Principal Executive Offices)

(949) 769-3200

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 17, 2013, Pro-Dex, Inc. (the “Company”) entered into a Standby Purchase Agreement with AO Partners, LLC (together with its permitted designees under the Standby Purchase Agreement, “AO Partners”) and Farnam Street Capital, Inc. (together with its permitted designees under the Standby Purchase Agreement, “Farnam Street Capital”) (each a “Standby Purchaser” and collectively the “Standby Purchasers”), pursuant to which the Standby Purchasers have agreed to purchase, at the prevailing subscription price, any and all shares of the Company’s common stock, no par value per share (“Common Stock”), up to a maximum amount of $3 million, not subscribed for by the Company’s shareholders pursuant to the exercise of their subscription privileges in connection with the rights offering described in Item 8.01 below, subject to the Company’s right to reduce the numbers of shares purchased by the Standby Purchasers to such number of shares as the Company in its sole discretion shall determine to be advisable in order to preserve the Company’s ability to use its Tax Attributes, as defined in the Standby Purchase Agreement. Shares of Common Stock purchasable under the Standby Purchase Agreement are allocated 50% to AO Partners and 50% to Farnam Street Capital.

Nicholas J. Swenson, a director of the Company, is the Managing Member of AO Partners and, in such capacity, has the power to direct the affairs of AO Partners. Raymond E. Cabillot, a director of the Company, is Chief Executive Officer and a director of Farnam Street Capital and, in such capacity, has the power to direct the affairs of Farnam Street Capital. No fees or other consideration will be paid by the Company to the Standby Purchasers in exchange for their commitment to purchase any and all unsubscribed shares of Common Stock following the rights offering.

The Standby Purchase Agreement also contains other provisions, including conditions to closing, termination rights, and representations, warranties and covenants of the Company and the Standby Purchasers that are customary for agreements of this type.

The Standby Purchase Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein, and the summary set forth above is qualified by reference to the full text of the Standby Purchase Agreement.

Item 8.01   Other Events

Press Release Announcing Rights Offering

On December 17, 2013, the Company issued a press release to publicly announce its plans to complete a rights offering to existing holders of its Common Stock. Upon completion of the rights offering, the Company expects to receive gross proceeds of approximately $3,000,000 before expenses, subject to reduction by the Company in its sole discretion as the Company may deem advisable to preserve its use of Tax Attributes. As disclosed in Item 1.01 above, the Company has received a standby commitment from the Standby Purchasers to purchase any and all shares of Common Stock that are not subscribed for by shareholders in connection with the rights offering.

The rights offering will be made through the Company’s distribution to its existing shareholders of non-transferable subscription rights to purchase their pro rata portion of newly issued shares of Common Stock. The subscription price has not yet been determined but is expected to be based on a percentage discount of the closing market price of the Common Stock, as reported by the NASDAQ Capital Market, on the latest practicable date prior to the launch of the rights offering. The record date for the distribution of the rights and the dates for both the subscription period and the expiration of the rights offering will be included in the final prospectus that will be filed with the Securities and Exchange Commission (“SEC”).

The Company intends to use the net proceeds from the Rights Offering to pursue strategic opportunities that may present themselves from time to time or, if not used to pursue strategic opportunities, for working capital and general corporate purposes, including to fund ongoing research and development and product initiatives. Also, to the extent net proceeds of the Rights Offering are not deployed, some of the funds may be invested in accordance with the terms of the Company’s Surplus Capital Investment Policy.

A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Updated Description of Capital Stock

Attached as Exhibit 99.2 to this Current Report on Form 8-K and incorporated by reference herein is an updated description of the capital stock of Pro-Dex, Inc. (the “Company”). The updated description of the Company’s capital stock contained in Exhibit 99.2 supersedes the description of capital stock contained in any of the Company’s prior filings with the SEC. This updated description of capital stock will be available for, among other things, incorporation by reference into the Company’s registration statements filed with the SEC under the Securities Act of 1933, as amended.

Item 9.01   Financial Statements and Exhibits

(d) Exhibits.

Exhibit No. Description

Exhibit 10.1	Standby Purchase Agreement, dated December 17, 2013, between the Registrant and AO Partners, LLC and Farnam Street Capital, Inc. (incorporated by reference to Exhibit 10.1 to the Form S-3 Registration Statement filed by the Registrant on December 17, 2013.

Exhibit 99.1	Press Release dated December 17, 2013.

Exhibit 99.2	Description of Capital Stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 17, 2013

Pro-Dex, Inc.

By:	/s/ Harold A. Hurwitz
Harold A. Hurwitz
Chief Executive Officer